EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Manatron, Inc. for the registration of 436,500 shares of its common stock and to the incorporation by reference therein of our report dated June 29, 2006, with respect to the consolidated financial statements and schedule of Manatron, Inc., included in its Annual Report (Form 10-K) for the year ended April 30, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
February 20, 2007